Exhibit 10.5

July 19, 2020

Adam Elster

12 Rainbow Ridge Drive

Livingston, NJ 07039

Dear Adam,

Majesco, a California corporation (the “Company”) is pleased to offer you the opportunity to earn a Retention Bonus (the “Retention Bonus”) in accordance with, and subject to, the terms and conditions of this agreement (the “Agreement”).

1. Transaction. As you know, the Company may enter into a certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Magic Parent, LLC (“Parent”), and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”).

2. Retention Bonus. In appreciation of your assistance in facilitating the Merger and the transactions described in the Merger Agreement, and subject to your satisfaction of employment conditions described below and in Section 3, the Company shall pay you an aggregate Retention Bonus in the amount of Three Million, Five Hundred Thousand Dollars ($3,500,000). The Retention Bonus will be paid to you in cash in two tranches as follows: (a) $2,800,000 shall be paid to you as soon as reasonably practicable following the Closing Date and in no event later than sixty (60) days following the Closing Date (as defined in the Merger Agreement), and (b) the remaining amount of the Retention Bonus (i.e., $700,000) (“Remaining Retention Bonus”) will be paid to you as soon as reasonably practicable after the 367th day following the Closing Date (such date, “Remaining Vesting Date”) and in no event later than sixty (60) days following the Remaining Vesting Date. The payment of the Retention Bonus will be processed through payroll and paid to you, subject to applicable withholding requirements, in accordance with applicable payroll practices. As consideration for receipt of the Retention Bonus you hereby agree (a) subject to the occurrence of the Closing Date, on or following the date hereof, you will no longer be entitled to receive any grants of Annual RSUs, as such term is defined in your Offer of Employment from the Company, dated September 20, 2018 (“Offer Letter”), and that you are not entitled to receive any grant(s) of Annual RSUs for any period of time preceding the date hereof, and (b) Good Reason, as defined in the Offer Letter, shall not be triggered, and you shall have no right to terminate your employment for Good Reason, as a result of the potential changes to your duties, authority and responsibilities solely due to the Company no longer being publicly traded as a result of the consummation of the Merger.

3. Vesting. If your employment is terminated by you or the Company for any or no reason prior to the Closing Date, or if the Closing (as defined in the Merger Agreement) does not occur prior to the Outside Date, as defined in the Merger Agreement, this Agreement will terminate and you will not be entitled to receive any portion of the Retention Bonus. If, prior to the Remaining Vesting Date, your employment is terminated by the Company without Cause, as defined in the Offer Letter, or you resign for Good Reason (as modified herein), you will receive (subject to the same conditions as apply to payment of Severance Benefits under the Offer Letter) the Remaining Retention Bonus within sixty (60) days following the date of your termination or resignation.

4. Non-Competition. In consideration of your receipt of the Retention Bonus, you agree that the reference to “twelve months after termination of your employment” in the first line of Section 10(a) of the Offer Letter shall be revised to say, “after termination of your employment for a period of twelve months plus the number of full months (if positive) between your termination date and the first anniversary of the Closing Date”.

5. Employment Terms and Conditions. You and the Company acknowledge that neither this Agreement nor any other oral or written agreement between the Company and you has established any contract of employment preventing either party from terminating the relationship for any reason. Nothing in this Agreement may be construed to create any agreement for any indefinite or specific term of employment and you will at all times be an “at will” employee of the Company.

6. Confidentiality. The existence of this Agreement is confidential information of the Company and should be treated as such. In the event it is determined that you breached this obligation, this Agreement shall be immediately revoked by the Company without any consideration and you will not be entitled to receive any portion of the Retention Bonus described in Section 2.

7. Miscellaneous. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought. This Agreement: (i) contains the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (ii) supersedes all negotiations, stipulations, understandings, letters, offers, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement. If any provision of this Agreement (including its attachments) is held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, such provision shall be deemed modified to the fullest extent permitted by such court in order to be legal, enforceable, or valid, unless such modification shall be deemed to be inconsistent with the intent of the parties hereto in which case such provision shall be deemed severed from this Agreement and the remaining provisions and this Agreement (without the affected provision) shall remain in full force and effect, if and to the extent practicable and equitable. The failure or delay of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such party’s right thereafter to enforce each provision of this Agreement. You may not voluntarily or by operation of law assign, pledge, delegate or otherwise transfer or encumber all or any part of your rights, duties or other interests in this Agreement. Subject to the foregoing, this Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement (whether by merger, consolidation, or bulk transfer of Company's assets, or otherwise). Nothing in this Agreement may be construed to create, or contemplate the creation of, any trust arrangement or security interest. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement shall be governed in accordance with the laws of California.

8. Section 409A. The provisions of this Agreement have been prepared with the intention to comply in all respects with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and other official guidance promulgated thereunder (“Code”), and such provisions shall be construed and interpreted consistent with that intention. Any right to a series of installment payments under this letter agreement shall, for purposes of Code Section 409A, be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii).

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Very truly yours,

MAJESCO

By:	/s/ Farid Kazani
Name:	Farid Kazani
Its:	Chief Financial Officer

ACCEPTED:

/s/ Adam Elster
Adam Elster